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                                                                      EXHIBIT 99

             TARCEVA PLUS GEMCITABINE IMPROVES SURVIVAL COMPARED TO GEMCITABINE ALONE IN FIRST-LINE PANCREATIC CANCER PATIENTS

      MELVILLE, N.Y. & SOUTH SAN FRANCISCO, Calif. & BASEL, Switzerland--Sept. 20, 2004--OSI Pharmaceuticals, Inc. (Nasdaq:OSIP), Genentech, Inc. (NYSE: DNA), and Roche (SWX Zurich) announced today that results from a randomized Phase III clinical study of the investigational drug Tarceva(TM) (erlotinib HCl), in combination with gemcitabine chemotherapy met its primary endpoint of improving survival. The international study demonstrated a statistically significant 23.5 percent improvement in overall survival for patients with locally advanced or metastatic pancreatic cancer when compared to patients receiving gemcitabine plus placebo. A hazard ratio of 0.81 and a p-value of 0.025 were observed (a hazard ratio of less than one indicates a reduction in the risk of death and a p-value of less than 0.05 indicates statistical significance). Median and one-year survival in the Tarceva(TM) plus gemcitabine arm were 6.4 months and
25.6 percent respectively compared to 5.9 months and 19.7 percent in the gemcitabine plus placebo arm. A statistically significant improvement in progression-free survival was also demonstrated, although no difference in tumor response was observed. A preliminary analysis of the safety data did not reveal any unexpected safety signal beyond that seen in prior use of Tarceva(TM) in both monotherapy and combination settings. As expected, rash and diarrhea were the principal Tarceva(TM) related side effects seen in the study.

      Tarceva(TM) is a small molecule oral therapy designed to inhibit the tyrosine kinase activity of the HER1/EGFR signaling pathway inside the cell, which may block tumor growth. This study, which was sponsored by OSI, was coordinated by the National Cancer Institute of Canada Clinical Trials Group at Queens University. Results from the study will be submitted for presentation at an appropriate peer-reviewed oncology meeting in the near future.

      "The results of this trial of Tarceva(TM) in combination with gemcitabine represent an important advancement in treating patients with pancreatic cancer," stated Malcolm Moore, M.D., Study Chair and Medical Oncologist at Princess Margaret Hospital and Chair of the Gastrointestinal Disease Site, NCIC Clinical Trials Group. "Pancreatic cancer is widely recognized as a difficult disease to treat and new therapeutic regimens are desperately needed. These results also demonstrate that the HER1/EGFR signaling pathway is an important target in pancreatic cancer, and offer hope that further progress can be made."

      "The positive outcome of this study is great news for pancreatic cancer patients and their families and adds to our growing understanding of the broad potential utility of Tarceva," said Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "The results represent an important demonstration of Tarceva's activity beyond non-small cell lung cancer, and building on the results of our monotherapy studies in lung cancer, will support our ongoing efforts to further optimize the dosing and scheduling of Tarceva for the treatment of both pancreatic cancer and other cancers."


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      "These data are important in that they open the door to a completely new approach in the treatment of pancreatic cancer, a disease in which currently only 20 percent of patients survive one year after diagnosis," said Hal Barron, M.D., Genentech's senior vice president, development and chief medical officer. "We will work closely with our collaborators to continue to understand these data, as well as determine additional clinical studies to optimize the potential use of Tarceva in this disease setting. The alliance will discuss these data with the FDA and other regulatory agencies to determine the next steps for Tarceva in pancreatic cancer."

      In July 2004, OSI completed the submission of a New Drug Application (NDA) with the FDA for Tarceva(TM), as a monotherapy for the treatment of patients with advanced non-small cell lung cancer (NSCLC) after failure of at least one standard chemotherapy regimen.

About the Study

      This was a multi-center, randomized, double-blind, placebo-controlled Phase III study evaluating Tarceva(TM) at 100 mg/day or 150 mg/day in patients with locally advanced or metastatic pancreatic cancer. The study randomized patients to receive either gemcitabine plus concurrent Tarceva(TM) or gemcitabine plus placebo. A total of 569 patients were randomized in the study, 521 patients in the group who received 100 mg/day of Tarceva(TM) or placebo, and 48 patients in the group who received 150 mg/day of Tarceva(TM) or placebo. The study was an international study with sites in the United States, Asia, Canada, Europe, Australia and South America.

About Pancreatic Cancer

      According to the World Health Organization more than 216,000 people worldwide are diagnosed each year with pancreatic cancer. The American Cancer Society predicts that in 2004 about 31,860 people in the United States will be found to have pancreatic cancer and about 31,270 will die of the disease. Most pancreatic tumors originate in the exocrine duct cells or in the cells that produce digestive enzymes (acinar cells). Called adenocarcinomas, these tumors account for nearly 95 percent of pancreatic cancers.

About Tarceva(TM)

      Tarceva(TM) is designed to block tumor cell growth by inhibiting the tyrosine kinase activity of the HER1/EGFR receptor thereby blocking the HER1/EGFR signaling pathway inside the cell. Tarceva(TM) is currently being evaluated in an extensive clinical development program by a global alliance among OSI Pharmaceuticals, Genentech, and Roche.

      In April 2004, the alliance announced that Tarceva(TM) extended survival of patients receiving monotherapy Tarceva(TM) in a large randomized Phase III study in patients with advanced non-small cell lung cancer (NSCLC) after failure of at least one standard chemotherapy regimen. Tarceva(TM) is the first and only targeted therapy to demonstrate an improvement in survival for advanced NSCLC patients. Detailed results of the trial were presented in June at the 40th Annual American Society of Clinical Oncology (ASCO) meeting in New Orleans.

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      The NDA was granted Pilot 1 Status under the FDA's Pilot 1 Program for
Continuous Marketing Applications, a new program designed for investigational products that have been given Fast Track status such as Tarceva(TM), and that have demonstrated significant promise in clinical trials as a therapeutic advance over available therapy for a disease or condition. In addition, Roche recently submitted a marketing Authorization Application to the European health authorities for Tarceva(TM) for the monotherapy treatment of advanced NSCLC.

About OSI Pharmaceuticals

      OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development, and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality of life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and a next-generation cytotoxic chemotherapy agent. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, has successfully completed Phase III clinical trials for lung cancer and is the subject of an ongoing New Drug Application (NDA). OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis. OSI has also established Prosidion Limited, an independently operated diabetes and obesity subsidiary based in the United Kingdom.

About Genentech BioOncology

      Genentech is committed to changing the way cancer is treated by establishing a broad oncology portfolio of innovative, targeted therapies with the goal of improving patients' lives. The company is the leading provider of anti-tumor therapeutics in the United States. Genentech is leading clinical development programs for Rituxan(R) (Rituximab), Herceptin(R) (Trastuzumab), and Avastin(TM) (bevacizumab) and markets all three products in the United States either alone (Avastin, which it recently launched in the United States, and Herceptin) or with Biogen Idec Inc. (Rituxan). Genentech has licensed Rituxan, Herceptin and Avastin to Roche for sale by the Roche Group outside of the United States.

      The company has a robust pipeline of potential oncology therapies with a focus on four key areas: angiogenesis, apoptosis (i.e. programmed cell death), the HER pathway and B-cell biology. Potential oncology therapies directed at the HER pathway include Tarceva(TM) (erlotinib HCl) and a therapeutic antibody currently in Phase II trials. Also in early development are a small molecule directed at the hedgehog pathway, a therapy targeting apoptosis and a humanized anti-CD20 antibody for hematology/oncology indications.

      Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has

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headquarters in South San Francisco, California and is traded on the New York
Stock Exchange under the symbol DNA. For press releases and additional information about the company, please visit http://www.gene.com.

Roche in Oncology

      Within the last five years the Roche Group including its partners Genentech in the US and Chugai in Japan has become the world's leading provider of anti-cancer treatments, supportive care products and diagnostics. Its oncology business includes an unprecedented four marketed products with survival benefit in different major tumour indications: Xeloda and Herceptin in advanced stage breast cancer, MabThera in non-Hodgkin's lymphoma, and Avastin in colorectal carcinoma. In the United States Herceptin, MabThera and Avastin are marketed either by Genentech alone or together with Biogen Idec Inc. Outside of the United States, Roche and its Japanese partner Chugai are responsible for the marketing of these drugs.

      The Roche oncology portfolio also includes NeoRecormon (anaemia in various cancer settings), Bondronat (prevention of skeletal events in breast cancer and bone metastases patients, hypercalcaemia of malignancy), Kytril (chemotherapy and radiotherapy-induced nausea and vomiting) and Roferon-A (hairy cell and chronic myeloid leukaemia, Kaposi's sarcoma, malignant melanoma, renal cell carcinoma). CERA is the most recent demonstration of the commitment to anaemia management. The Roche Group's cancer medicines generated sales of more than 3.3 billion Swiss francs in the first half of 2004.

      Roche is developing new tests, which will have a significant impact on disease management for cancer patients in the future. With a broad portfolio of tumour markers for prostate, colorectal, liver, ovarian, breast, stomach, pancreas and lung cancer, as well as a range of molecular oncology tests, we will continue to be the leaders in providing cancer focused treatments and diagnostics.

      Roche Oncology has four research sites (two in the US, Germany and Japan) and four Headquarter Development sites (two in the US, UK and Switzerland).

Regarding OSI

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM) is an investigational compound and has not yet been approved as safe or efficacious in humans for its ultimate intended use.

    CONTACT: OSI Media and Investor Contact
             Kathy Galante, 631-962-2000


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             or
             GNE Media Contact
             Kristina Becker, 650-467-6450
             or
             GNE Investor Contact
             Lisa Tuomi, 650-225-6554



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